UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2010

Education Management Corporation
 (Exact name of registrant as specified in its charter)

Pennsylvania	001-34466	25-1119571
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Sixth Avenue, Pittsburgh, Pennsylvania	15222
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 562-0900

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On August 13, 2010, the U.S. Department of Education (the “Department”) released data on student-loan principal repayment rates at institutions of higher education. The Department stated that it was providing the data to allow institutions to estimate the impact of the Department’s proposed rule defining gainful employment.

The data provided by the Department estimates the principal repayment rate – by institution at the organizational level that executes a program participation agreement with the Department – as of September 30, 2009. The Department did not disclose the cohort period of loans included in the data. Based on the data released by the Department, the overall principal repayment rate for the Company’s schools as of September 30, 2009 is approximately 38%. The principal repayment rate for each of the Company’s education systems on a consolidated basis is as follows: The Art Institutes – 39%; Argosy University – 38%; Brown Mackie Colleges – 22%; South University – 39%; and Western State University College of Law – 48%. The individual principal repayment rates for institutions recognized by the Department were as follows:

Estimated
Repayment
Institution	Rate
The Art Institute of California — Los Angeles	43%
The Art Institute of Pittsburgh	40%
The New England Institute of Art	43%
The Art Institute of Portland	46%
The Art Institute of Portland	37%
Miami International University of Art & Design	32%
The Art Institute of Atlanta	32%
The Art Institute of Fort Lauderdale	36%
The Art Institutes International — Minneapolis	50%
The Illinois Institute of Art	42%
The Art Institute of Colorado	42%
The Art Institute of Charlotte	25%
The Art Institute of Houston	37%
The Art Institute of Seattle	51%
The Art Institute of California — San Diego	46%
The Art Institute of New York City	31%
The Art Institute of Dallas	40%
The Art Institute of York — Pennsylvania	56%
The Art Institute of Las Vegas	31%
The Art Institute of California — Hollywood	29%
The Art Institute of Tucson	44%
The Art Institute of Phoenix	28%

Argosy University	38%

Estimated
Repayment
Institution	Rate
Brown Mackie College — South Bend	27%
Brown Mackie College — Cincinnati	19%
Brown Mackie College — Salina	25%
Brown Mackie College — Tucson	25%
Brown Mackie College — Findlay	21%

South University	39%

Western State University College of Law	48%

The repayment rates are presented on institution-by-institution basis as of September 30, 2009, while the proposed gainful employment rule would determine eligibility and restrictions on a program-by-program level. The Department has stated that information is not currently available on a program level basis.

Under the Department’s proposed definition of gainful employment, programs offered by for-profit post-secondary institutions would be ineligible to participate in Title IV student assistance programs where (i) students who attended the program have annual loan repayment rates on FFEL and Direct loans of less than 35%, and (ii) students who completed the program have an assumed debt-to-income ratio that is greater than 30% of their discretionary income and greater than 12% of their average annual earnings. The proposed regulation would also impose growth restrictions, warning requirements and employer affirmation restrictions for programs that do not meet certain minimum debt-to-income ratios and FFEL/Direct loan principal repayment rates. The program ineligibility, restrictions and warning requirements would be effective as of July 1, 2012. The first principal repayment test under the proposed rule would analyze principal repayments during the year ended September 30, 2011 by students entering repayment during the period of October 1, 2007 through March 31, 2011.

The Department issued a Notice of Proposed Rulemaking for the gainful employment regulation in the Federal Register on July 26, 2010 which sets forth the entire proposed rule. The comment period for the proposed rule expires on September 9, 2010. The Department has indicated that it plans to issue a final regulation by November 1, 2010, in which case the new regulation would be effective as of July 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDUCATION MANAGEMENT CORPORATION

By:	/s/ Edward. H. West

Edward H. West President and Chief Financial Officer

Dated: August 16, 2010